EXHIBIT 99

Press Release	Source: First Acceptance Corporation
Contact: Michael Bodayle (615) 844-2885
First Acceptance Corporation Reports Second Quarter Financial Results
NASHVILLE, TN, February 8, 2007 /Businesswire-FirstCall/ — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the second quarter ended December 31, 2006 of its fiscal year ending June 30, 2007.
     Revenues for the three months ended December 31, 2006 increased 58% to $84.3 million, from $53.5 million in the same period last year. Net income for the three months ended December 31, 2006 was $2.7 million, or $0.05 per share on a fully-diluted basis, compared with net income of $3.8 million, or $0.08 per share on a fully-diluted basis, for the same period of fiscal 2006.
     Revenues for the six months ended December 31, 2006 increased 58% to $163.4 million, from $103.7 million in the same period last year. Net income for the six months ended December 31, 2006 was $4.2 million, or $0.08 per share on a fully-diluted basis, compared with net income of $7.5 million, or $0.15 per share on a fully-diluted basis, for the same period of fiscal 2006. Net income for the three and six-month periods ended December 31, 2006 was adversely impacted by an increase in the loss and loss adjustment expense ratio.
Premium Growth
     Premiums earned increased by $27.6 million, or 62%, to $72.4 million for the three months ended December 31, 2006, from $44.8 million for the three months ended December 31, 2005. The increase was due primarily to the development of additional retail locations. Approximately 75% of the premium growth was in Florida and Texas, where the Company opened 81 locations in fiscal year 2006, and Chicago, where the Company acquired 72 locations in January 2006. The total number of insured policies in force at December 31, 2006 increased 64% over the same date in 2005 from 132,861 to 217,560. At December 31, 2006, the Company operated 467 retail locations (or “stores”) compared with 351 stores at December 31, 2005.
     For the six months ended December 31, 2006, premiums earned increased by $52.2 million, or 60%, to $139.8 million, from $87.6 million for the six months ended December 31, 2005. Approximately 79% of the premium growth was in Florida, Texas and Illinois.
Loss and Loss Adjustment Expense Ratio
     The loss and loss adjustment expense ratio was 75.8% for the three months ended December 31, 2006 compared with 67.9% for the same period last year. The increase in the ratio was the result of three factors: (i) a change in our business mix resulting from premium growth in our emerging states of Florida and Texas where we anticipated higher loss ratios, (ii) an increase in bodily injury loss frequency in our emerging states of Florida, Pennsylvania and South Carolina and (iii) an increase in the loss adjustment expense ratio as a result of planned increases in claims department staffing to accommodate recent and future growth.
     The loss and loss adjustment expense ratio was 76.7% for the six months ended December 31, 2006 compared with 67.3% for the same period last year. In addition to the factors noted above, the Company had previously reported that the three months ended September 30, 2006 included adverse development related to prior accident quarters of approximately $3.7 million. The Company increased premium rates in Florida effective December 2006. The Company has also filed for rate increases in Georgia and South Carolina that it anticipates will become effective in February 2007, and the Company is currently in the process of reviewing its rates in Pennsylvania.
Expense and Combined Ratio
     The expense ratio decreased from 22.0% and 21.4% for the three and six-month periods ended December 31, 2005, respectively, to 18.9% and 18.8% for the same periods this year. These decreases are primarily the result of the increase in premiums earned from new stores without a corresponding increase in their fixed operating costs (such as advertising, rent and base compensation of our employee-agents). The combined ratio increased to 94.7% for the three months ended December 31, 2006 from 89.9% for the three months ended December 31, 2005, and to 95.5% for the six months ended December 31, 2006 from 88.7% for the six months ended December 31, 2005 due to the factors previously discussed.
About First Acceptance Corporation
     First Acceptance Corporation provides non-standard private passenger automobile insurance, primarily through employee-agents. At December 31, 2006, the Company leased and operated 467 retail offices in 12 states. The Company’s insurance company subsidiaries are licensed to do business in 25 states.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
($000s EXCEPT PER SHARE DATA)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Premiums earned	$72,424	$44,816	$139,845	$87,570
Fee income	9,554	6,624	18,766	13,029
Transaction service fee	275	—	850	—
Gains on sales of foreclosed real estate	—	821	—	821
Investment income	2,098	1,216	4,045	2,315
Gains (losses) on sales of investments	(30)	4	(83)	4

	84,321	53,481	163,423	103,739

Costs and expenses:
Losses and loss adjustment expenses	54,886	30,438	107,306	58,929
Insurance operating expenses	23,509	16,505	45,839	31,728
Other operating expenses	514	609	1,622	1,222
Stock-based compensation	354	262	458	346
Depreciation and amortization	399	219	791	433
Interest expense	418	—	830	—

	80,080	48,033	156,846	92,658

Income before income taxes	4,241	5,448	6,577	11,081
Income tax expense	1,540	1,648	2,383	3,568

Net income	$2,701	$3,800	$4,194	$7,513

Net income per share:
Basic	$0.06	$0.08	$0.09	$0.16

Diluted	$0.05	$0.08	$0.08	$0.15

Number of shares used to calculate net income per share:
Basic	47,588	47,457	47,566	47,456

Diluted	49,694	49,490	49,672	49,489

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
($000s EXCEPT PER SHARE DATA)
(Unaudited)

	December 31	June 30,
	2006	2006
ASSETS
Fixed maturities, available-for-sale, at market value	$170,359	$127,828
Cash and cash equivalents	10,937	31,534
Premiums and fees receivable	68,011	64,074
Reinsurance recoverables	782	1,344
Deferred tax asset	46,049	48,068
Other assets	11,170	12,171
Foreclosed real estate held for sale	207	87
Deferred acquisition costs	5,395	5,330
Goodwill and identifiable intangible assets	143,663	143,870

TOTAL	$456,573	$434,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	74,765	62,822
Unearned premiums	80,499	76,117
Notes payable and capitalized lease obligations	26,372	24,026
Other liabilities	13,074	17,918

Total liabilities	194,710	180,883
Total stockholders’ equity	261,863	253,423

TOTAL	$456,573	$434,306

Book value per share	$5.50	$5.33

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data
($000s EXCEPT PER SHARE DATA)
(Unaudited)
     GROSS PREMIUMS EARNED BY STATE

	Three Months Ended December 31,			Six Months Ended December 31,
	2006	2005	Change	2006	2005	Change
			(in thousands)
Gross premiums earned:
Georgia	$17,581	$16,756	$825	$34,771	$34,072	$699
Florida	13,612	4,624	8,988	25,841	7,213	18,628
Illinois	7,638	256	7,382	14,275	378	13,897
Texas	7,293	2,843	4,450	13,954	5,302	8,652
Alabama	7,282	7,001	281	14,571	13,931	640
Tennessee	5,837	5,880	(43)	11,784	12,211	(427)
Ohio	3,981	3,271	710	7,843	6,571	1,272
South Carolina	3,019	34	2,985	4,841	34	4,807
Indiana	1,991	1,367	624	3,928	2,528	1,400
Pennsylvania	1,571	318	1,253	2,757	443	2,314
Missouri	1,457	1,223	234	2,887	2,457	430
Mississippi	1,162	1,267	(105)	2,393	2,478	(85)

Total gross premiums earned	72,424	44,840	27,584	139,845	87,618	52,227
Premiums ceded	—	(24)	24	—	(48)	48

Total net premiums earned	$72,424	$44,816	$27,608	$139,845	$87,570	$52,275

     GAAP COMBINED RATIOS (INSURANCE COMPANIES)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Loss and loss adjustment expense	75.8%	67.9%	76.7%	67.3%
Expense(1)	18.9%	22.0%	18.8%	21.4%

Combined	94.7%	89.9%	95.5%	88.7%

(1)	Insurance operating expenses are reduced by fee income from insureds and the transaction service fee received from the Chicago agencies whose business we acquired.
     POLICIES IN FORCE

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Policies in force – beginning of period	217,308	125,799	200,401	119,422
Net increase during period	252	7,062	17,159	13,439

Policies in force – end of period	217,560	132,861	217,560	132,861

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
NUMBER OF RETAIL LOCATIONS
     Retail location counts are based upon the date that a location commenced writing business. In prior years, we previously reported this information based upon the date that a location was leased. Information for all prior periods presented has been restated to conform to the current period’s method of presentation.
RETAIL LOCATIONS BY STATE

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Retail locations — beginning of period	466	310	460	248
Opened	4	41	13	103
Closed	(3)	—	(6)	—

Retail locations — end of period	467	351	467	351

					Change in Locations
					Three Months Ended
	December 31,		September 30,		December 31,
	2006	2005	2006	2005	2006	2005
Alabama	25	25	25	25	—	—
Florida	41	35	40	25	1	10
Georgia	63	63	63	63	—	—
Illinois	85	15	85	13	—	2
Indiana	26	26	26	21	—	5
Mississippi	8	8	8	8	—	—
Missouri	15	19	17	17	(2)	2
Ohio	30	30	30	29	—	1
Pennsylvania	26	18	25	15	1	3
South Carolina	26	4	26	—	—	4
Tennessee	20	20	21	20	(1)	—
Texas	102	88	100	74	2	14

Total	467	351	466	310	1	41

					Change in Locations
					Six Months Ended
	December 31,		June 30,		December 31,
	2006	2005	2006	2005	2006	2005
Alabama	25	25	25	25	—	—
Florida	41	35	39	20	2	15
Georgia	63	63	63	62	—	1
Illinois	85	15	86	5	(1)	10
Indiana	26	26	26	21	—	5
Mississippi	8	8	8	8	—	—
Missouri	15	19	18	14	(3)	5
Ohio	30	30	30	29	—	1
Pennsylvania	26	18	25	7	1	11
South Carolina	26	4	21	—	5	4
Tennessee	20	20	20	20	—	—
Texas	102	88	99	37	3	51

Total	467	351	460	248	7	103